SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.    )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               CARLYLE GOLF, INC.
                (Name of Registrant as Specified in Its Charter)


                              GORSUCH KIRGIS L.L.C.
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                               CARLYLE GOLF, INC.
                         10550 East 54th Avenue, Unit E
                             Denver, Colorado 80239
                                 (303) 371-2889

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 4, 1997

TO THE SHAREHOLDERS OF CARLYLE GOLF, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Carlyle Golf, Inc., a Colorado corporation, will be held at the Embassy Suites, 4444 North Havana Street, Denver, Colorado, on Friday, April 4, 1997, at 2:00 p.m. Mountain Standard Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

     1. The election of seven (7) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of KPMG Peat Marwick LLP as the independent public accountants of the Company for the fiscal year ending October 31, 1997;

     3. The approval of certain amendments to the Stock Option and Stock Appreciation Rights Plan designed to conform with recent amendments to SEC Rule 16b-3, and to permit greater flexibility in the administration of the Plan; and

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     A Proxy Statement explaining the matters to be acted upon at the meeting is enclosed. Please read it carefully.

     Only holders of record of the $.001 par value common stock of the Company (the "Common Stock") and holders of record of the $.001 par value convertible preferred stock of the Company (the "Preferred Stock") at the close of business on Monday, February 3, 1997, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The Proxies are being solicited by the Board of Directors of the Company.

     All Shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a Proxy will not affect your right to vote in person if you attend the Meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS

Denver, Colorado                                 JEROME M. HAUSE
February 28, 1997                                   PRESIDENT


                               CARLYLE GOLF, INC.
                         10550 East 54th Avenue, Unit E
                             Denver, Colorado 80239
                                 (303) 371-2889
                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 4, 1997

                               GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Carlyle Golf, Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held at the Embassy Suites, 4444 Havana Street, Denver, Colorado, on Friday, April 4, 1997, at 2:00 p.m., Mountain Standard Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's Shareholders on or about February 28, 1997.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by (i) giving a later dated written revocation of Proxy to the Company, or (ii) providing a later dated amended Proxy to the Company, or
(iii) voting in person at the Meeting. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing this Proxy material to Shareholders, will be borne by the Company. It is anticipated that solicitations of Proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit Proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for the reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid Proxies will be voted in accordance therewith at the Meeting.


                      SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's Common and Preferred Stock, and only those Shareholders of record at the close of business on Monday, February 3, 1997, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On February 3, 1997, the Company had 5,234,899 shares of its Common Stock outstanding and 1,320,432 shares of its Preferred Stock outstanding. Each share of Common Stock is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. The holders of the Preferred Stock are entitled to one vote for each share of Common Stock into which each share of Preferred Stock held by them is convertible, an aggregate of 528,174 shares of Common Stock. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding Common Stock represented in person or by Proxy shall constitute a quorum at the Meeting.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's Common and Preferred Stock owned beneficially, as of February 3, 1997, by any person who is known to the Company to be the beneficial owner of 5% or more of such Common or Preferred Stock, and, in addition, by each Director and nominee for Director of the Company, by each Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. For purposes of this disclosure, the amount of the Company's Common and Preferred Stock beneficially owned is the aggregate number of shares of the Common Stock outstanding on such date plus an amount equal to the aggregate amount of Common Stock which could be issued upon the exercise of stock options within 60 days of such date by each individual. The 1,320,432 shares of Preferred Stock outstanding, while not convertible within 60 days, may be voted by the holders thereof on an as converted basis as an aggregate of 528,174 shares of Common Stock.



                                     SHARES
NAME AND ADDRESS                  BENEFICIALLY
OF BENEFICIAL OWNER                   OWNED

                             COMMON          PREFERRED

Kenneth R. LaBounty         1,572,213           -0-
Route 1, Box 164B
Two Harbors, MN 55616

William A. Clymor(2)         682,212            -0-
6385 East Tufts Avenue
Englewood, CO 80111

David J. Bullock(3)          325,000            -0-
2750 Garden Lane
Littleton, CO 80121

Timothy B. Kneen             325,000            -0-
370 - 17th Street
Suite 1100
Denver, CO 80202

Jerome M. Hause(4)           96,539             -0-
10550 E. 54th Avenue
Unit E
Denver, CO 80239

W. Clayton Cole(5)           64,023             -0-
4125 South University Blvd.
Englewood, CO 80010

Warren F. Mack(6)            63,812             -0-
13152 Summit Creek Road
Jacksonville, FL 32224

Grant M. Beeman(7)           33,562             -0-
10550 E. 54th Avenue
Unit E
Denver, CO 80239

Wendy K. Williams(8)          8,225             -0-
10550 E. 54th Avenue
Unit E
Denver, CO 80239

Edward S. Adams, Jr.          5,000             -0-
5401 S. Race Ct.
Littleton, CO 80121

Walter E. Kellogg III         5,000             -0-
6700 Race St.
Denver, CO 80229


Laurence H. Anton          522,375(9)      1,320,432(10)
1315 Shady Oaks Lane
Fort Worth, TX 76107

All Directors and           3,052,961        1,320,432
  Executive Officers
  as a Group
  (10 Persons)




NAME AND ADDRESS                       PERCENTAGE
OF BENEFICIAL OWNER                       OWNED
                                                      COMBINED
                                                       VOTING
                            COMMON      PREFERRED     POWER(1)

Kenneth R. LaBounty          30.0%         0%           27.3%
Route 1, Box 164B
Two Harbors, MN 55616

William A. Clymor(2)         12.3%         0%           11.3%
6385 East Tufts Avenue
Englewood, CO 80111

David J. Bullock(3)          6.2%          0%           5.6%
2750 Garden Lane
Littleton, CO 80121

Timothy B. Kneen             6.2%          0%           5.6%
370 - 17th Street
Suite 1100
Denver, CO 80202

Jerome M. Hause(4)           1.8%          0%           1.6%
10550 E. 54th Avenue
Unit E
Denver, CO 80239

W. Clayton Cole(5)           1.2%          0%           1.1%
4125 South University Blvd.
Englewood, CO 80010

Warren F. Mack(6)            1.2%          0%           1.1%
13152 Summit Creek Road
Jacksonville, FL 32224

Grant M. Beeman(7)             *           0%             *
10550 E. 54th Avenue
Unit E
Denver, CO 80239

Wendy K. Williams(8)           *           0%             *
10550 E. 54th Avenue
Unit E
Denver, CO 80239

Edward S. Adams, Jr.           *           0%             *
5401 S. Race Ct.
Littleton, CO 80121

Walter E. Kellogg III          *           0%             *
6700 Race St.
Denver, CO 80229

Laurence H. Anton            9.6%         100%          17.6%
1315 Shady Oaks Lane
Fort Worth, TX 76107

All Directors and            52.2%        100%          56.1%
  Executive Officers
  as a Group
  (10 Persons)
-------------------------------


* Less than one percent

(1) Pursuant to the Company's Articles of Incorporation, the Preferred Stock votes with the Common Stock on an as converted basis. This column represents the percentage of the total voting stock held by each individual and group.

(2) Includes 309,712 shares owned by Clymor Partners, Ltd. LLP. Also includes options to purchase 300,000 shares, but does not include options for an additional 200,000 shares which are not currently vested.

(3) Does not include 25,000 shares previously gifted to Mr. Bullock's father, Harry Bullock, for which Mr. Bullock disclaims beneficial ownership. Includes options to purchase 25,000 shares.

(4) Includes options to purchase 92,420 shares, but does not include options for an additional 60,000 shares which are not currently vested.

(5)  Includes options to purchase 3,000 shares.

(6) Includes options to purchase 10,500 shares, but does not include options for an additional 10,000 shares which are not currently vested.

(7) Includes options to purchase 8,500 shares, but does not include options for an additional 10,000 shares which are not currently vested.

(8) Includes options to purchase 5,100 shares, but does not include options for an additional 10,000 shares which are not currently vested.

(9) Includes 322,375 shares owned by Star Point Enterprises, Inc. Also includes options to purchase 200,000 shares, but does not include 528,174 shares of Common Stock issuable upon the conversion of 1,320,432 shares of Preferred Stock which are not currently convertible. See footnote (10) below.

(10) Convertible into 528,174 shares of Common Stock on or after January 25, 1998 and presently voted together with the Common Stock on an as converted basis. While 1,117,893 shares of the Preferred Stock (447,128 shares of Common Stock on an as converted basis) may be deemed to be beneficially owned by Mr. Anton in his capacity as remainderman for his mother, Shirley
     G. Anton, and as trustee of the Shirley Anton Ten-Year Grit Trust, Mr. Anton disclaims beneficial ownership thereof. Because Mr. Anton's father, Charles Anton, owns 202,539 shares of the Preferred Stock (81,016 shares of Common Stock on an as converted basis), and Charles Anton is a member of the Anton Group which, as noted below, has the right under the Debt Conversion and Registration Rights Agreement to designate one person to be nominated as a director of the Company, the shares held by Mr. Anton are included in the amount beneficially owned by Laurence Anton. Both Laurence Anton and Charles Anton, however, disclaim beneficial ownership of each other's shares of the Company's stock. See "Transactions with Management and Others" below.


                              ELECTION OF DIRECTORS

     The Board of Directors recommends the election as Directors of the seven
(7) nominees listed below. The seven nominees, if elected, will hold office until the next annual meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. IT IS INTENDED THAT SHARES REPRESENTED BY PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS A CONTRARY DIRECTION IS INDICATED. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company currently held by him, and the period during which he has served as a Director:



                            ALL POSITIONS AND OFFICES   PERIOD SERVED AS
       NAME          AGE      HELD WITH THE COMPANY     DIRECTOR OF THE COMPANY

William A. Clymor    56          Chairman, Chief           Since 1992
                                Executive Officer
                                  and Director

Jerome M. Hause      48         President, Chief           Since 1995
                                Operating Officer
                                  and Director

W. Clayton Cole      55             Director               Since 1992

Kenneth R. LaBounty  41             Director               Since 1993

Edward S. Adams, Jr. 46             Director               Since 1997

Walter E. Kellogg III46             Director               Since 1997

Laurence H. Anton    50             Director               Since 1997



     None of the nominees hold directorships in any other company having a class of securities registered under the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940, as amended.


                      MEETINGS AND COMMITTEES OF THE BOARD

     The Company has a Compensation Committee, which Committee makes recommendations on executive compensation and selects those persons eligible to receive grants of stock, stock options and appreciation rights under the Company's Employee Stock Bonus Plan, its Stock Purchase and Redemption Plan for PGA Touring Professionals and Club Professionals and its Stock Option and Stock Appreciation Rights Plan. The Committee was composed of two outside Directors,
G. Richard Oscarson and W. Clayton Cole, during the last fiscal year. The Committee conducted two meetings by unanimous written consent during the last fiscal year. Mr. Oscarson resigned as a Director and as a member of the Committee on October 31, 1996. Effective as of January 1, 1997, the members of the Committee are Edward S. Adams, Jr. and Walter E. Kellogg III.

     The Audit Committee oversees the accounting controls for the Company and was composed of G. Richard Oscarson and Kenneth R. LaBounty during the last fiscal year. The Committee met two times during the last fiscal year. Mr. Oscarson resigned from this Committee on October 31, 1996. Effective as of January 1, 1997, W. Clayton Cole was appointed as a member of the Committee to serve with Mr. LaBounty.

     The Board of Directors met in person three times during the last fiscal year. Six other meetings were conducted by unanimous written consent of the Directors. There are no incumbent Directors who during the last fiscal year attended fewer than 75% of the aggregate of all meetings of the Board and all of the committees of the Board on which he serves.


                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below are the names of all Directors and Executive Officers of the Company, their ages, all positions and offices held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during the last five years:

     WILLIAM A. CLYMOR. Mr. Clymor, age 56, has served as a Director of the Company since 1992 and became Chairman of the Board and Chief Executive Officer on November 8, 1994. In 1984, Mr. Clymor purchased Imperial Headwear, Inc. and in 1987, he acquired Sun-Day Sports, an Arizona-based manufacturer of slip-on visors, which he merged into Imperial Headwear. Mr. Clymor acted as Chairman and CEO of Imperial Headwear until he sold the company in 1993. He also served as President and CEO of Western Farm Companies, an agricultural service company, from 1980 to 1984. Prior to acquiring Imperial Headwear, Mr. Clymor owned a private advisory firm specializing in mergers and acquisitions. Mr. Clymor attended Lambuth University where he earned a Bachelor of Science degree in Economics in 1963.

     JEROME M. HAUSE. Mr. Hause, age 48, became President and Chief Operating Officer of the Company on September 29, 1994 and was appointed to the Board of Directors on December 6, 1995. Mr. Hause was President of Imperial Headwear, Inc. from 1990 to 1994. From 1988 to 1990, he was President of Cherry Creek National Bank. Mr. Hause also worked in various other positions in the banking industry from 1971 to 1988. He earned a Bachelor of Science degree in Economics from Colorado State University in 1970 and a Masters in Business Administration from the University of Denver in 1974.

     WARREN F. MACK. Mr. Mack, age 45, became a Senior Vice President - Sales and National Marketing Director of the Company on May 1, 1993. Mr. Mack came to Carlyle from IZOD Lacoste Golf and Tennis where he spent 15 years in sales and marketing, the latter part of which he served as one of IZOD's four Regional Sales Managers with specific responsibility for the Southern Region of the United States. Mr. Mack's responsibilities at IZOD also included service as the PGA tour representative and involvement in design work. Mr. Mack earned a Bachelor of Science degree from Jacksonville University in 1973. Mr. Mack was a golf professional prior to joining IZOD.

     GRANT M. BEEMAN. Mr. Beeman, age 38, has served as Vice President of Design and Manufacturing of the Company since May of 1993. Mr. Beeman is responsible for design, production, manufacturing and warehouse operations. He has worked in the clothing design field since 1982. Prior to joining the Company, Mr. Beeman owned On And Off The Field from 1982 to 1993, where he designed active sportswear for polo clubs in the United States. Other companies for which he has designed products include Bloomingdale's, Marriott Corporation, Kaelin Sports, Bolle, Deline Box Co. and Republic Packaging. Mr. Beeman was awarded a Bachelor of Fine Arts degree from Western State College in 1982.

     WENDY K. WILLIAMS. Ms. Williams, age 35, became Vice President of Finance, Secretary and Treasurer in May of 1995. Ms. Williams is a Certified Public Accountant. She worked for Laventhal & Horwath from January 1985 to April 1989 where she was promoted to Supervisor in June 1988. Ms. Williams was Accounting Manager for Imperial Headwear, Inc. from May 1989 to February 1991 when she became the Corporate Controller. She served in that position until May 1995. She received a Bachelor of Science degree in Accounting from the University of Denver in 1984.

     W. CLAYTON COLE. Mr. Cole, age 55, has served as a Director of the Company since 1992 and is Chairman of the Company's Advisory Council. Since 1991, Mr. Cole has been the Head Golf Professional at Cherry Hills Country Club in Englewood, Colorado, which has hosted nine major professional golf championships, including three U.S. Open Championships, two PGA Championships and the 1993 U.S. Senior Open. From 1986 to 1991, he was the Director of Golf at the Hills of Lakeway, a 54-hole complex in Austin, Texas and also directed the Academy of Golf teaching academy there. Mr. Cole served as an assistant pro at Cherry Hills from 1970 to 1974, when he became the Head Professional at the Dallas Country Club in Dallas, Texas, and served in that position until 1986.
In 1985, Mr. Cole was voted the Professional of the Year in the Northern Texas section of the PGA. He played golf on the PGA tour in 1969. He attended the University of Houston where he was awarded a Bachelor of Science degree in Business Administration in 1963.

     KENNETH R. LABOUNTY. Mr. LaBounty, age 41, has served as a Director of the Company since 1993. He also served as a Senior Vice President from 1993 until January 1997. Mr. LaBounty was a founder of LaBounty Manufacturing, a company that specializes in the manufacturing of materials handling and processing equipment for the demolition and recycling industries. He served as Executive Vice President and managing director of LaBounty Manufacturing from 1980 to 1992. Prior to that time, he was a foreman and manufacturing manager from 1973 to 1980. Mr. LaBounty developed and patented ten products for the industry while serving as Vice President of LaBounty Manufacturing, which was sold to Stanley Works in 1991. Mr. LaBounty attended classes at the University of Minnesota-Duluth and the University of Minnesota-Minneapolis between 1981 and 1986.

     EDWARD S. ADAMS, JR. Mr. Adams, age 46, was elected as a Director of the Company effective January 1, 1997. Since February 1979 he has been the President, Chief Executive Officer and a member of the Board of Directors of Professional Travel Corp., a travel management company. Mr. Adams is a part owner, Secretary and Director of GSA Corp., a personal investment company, and is also a Director of Charter West, another investment company. In addition, he is a member of the Board of Trustees for Regis University and the Boards of Directors of St. Joseph's Hospital, Primera Healthcare, and Public Education and Business Coalition, and Colorado Junior Achievement and serves on the Board of Advisors for the College of Business at the University of Colorado at Denver. Mr. Adams attended the University of Colorado where he was awarded a Bachelor of Science degree in Business in 1974 and a Master of Public Administration in 1977.

     WALTER E. KELLOGG III. Mr. Kellogg, age 46, was elected as a Director of the Company effective January 1, 1997. He is the President, Chief Executive Officer and a Director of Kellogg Lumber Company, a Denver, Colorado retail lumber company. Prior to becoming the President and Chief Executive Officer and sole owner in 1996, he served as the Secretary of the company beginning in 1979.

Mr. Kellogg attended the University of Colorado where he received a Bachelor of Science degree in Business in 1974.

     LAURENCE H. ANTON. Mr. Anton, age 50, was elected as a Director of the Company effective January 24, 1997. Since 1991, he has been the President, sole Director and sole shareholder of Star Point Enterprises, Inc., d/b/a Pro-Line Cap Company, of Fort Worth, Texas, a company which was a producer of athletic and golf headwear until the sale of substantially all of its assets, including the name "Pro-Line Cap Company," to the Company on January 24, 1997. See "Transactions with Management and Others" below. Mr. Anton is also the President of Larry Anton & Associates, Inc., a Fort Worth marketing and management consulting services company, and of U.S. Performance, Inc., a Fort Worth automotive parts marketing and merchandising company. He attended Texas Christian University where he was awarded a Bachelor of Arts degree in Political Science and Business in 1968.

     The Company's Executive Officers are elected by the Board of Directors at the first meeting after each annual meeting of Shareholders, and hold office until the next such meeting of the Board of Directors or their earlier resignation or removal.

     There is no arrangement or understanding between any such Director or Executive Officer and any other person or persons pursuant to which he or she was or is to be selected as a Director or Executive Officer, other than (i) the employment agreement of William A. Clymor, which calls for him to serve as the Chairman of the Board and Chief Executive Officer of the Company but does not mandate his election as a director and (ii) the Debt Conversion and Registration Rights Agreement dated as of December 31, 1996 between the Company and Star Point Enterprises, Inc. d/b/a Pro-Line Cap Company, Laurence H. Anton and certain relatives of Mr. Anton and their affiliates (the "Anton Group"), which provides that, so long as the Anton Group holds either (A) Common or Preferred Stock of the Company with ten percent (10%) or more of the combined voting power of those classes or (B) ten percent (10%) or more of the outstanding Common Stock, the Anton Group shall have the right to designate one person for nomination to the Board of Directors. There is no family relationship between or among any of the Company's Directors or Executive Officers.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation through October 31, 1996 paid to the Company's Chief Executive Officer and its mostly highly compensated Executive Officers.


                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION
NAME AND
PRINCIPAL                                                    OTHER ANNUAL
POSITION             YEAR      SALARY ($)      BONUS ($)     COMPENSATION
  (a)                 (b)          (c)            (d)             (e)

William A. Clymor    1996        $59,473           0          $32,160(1)
 Chairman of the     1995        $75,000           0          $32,160(1)
 Board, CEO          1994           0              0               0

Jerome M. Hause      1996       $113,201           0              $0
 President, COO      1995       $120,000           0           $4,200(3)
                     1994        $10,000           0               0

Warren F. Mack       1996        $96,317           0               0
 Senior Vice         1995       $105,000           0               0
 President           1994       $105,000           0               0



                                        LONG-TERM
                                   COMPENSATION AWARDS

                                         AWARDS

                           RESTRICTED               SECURITIES
                              STOCK                 UNDERLYING
                           AWARDS ($)             OPTIONS/SARs(#)
                               (f)                      (g)

William A. Clymor               0                        0
 Chairman of the                0                   500,000(2)
 Board, CEO                     0                        0

Jerome M. Hause                 0                     62,420
 President, COO                 0                    70,000(4)
                                0                        0

Warren F. Mack                  0                     10,500
 Senior Vice                    0                        0
 President                      0                        0



(1)  Consists of an office expense reimbursement and insurance premiums.

(2) Mr. Clymor's grant of 500,000 stock options by the Compensation Committee on November 9, 1994 vested as to 100,000 shares immediately, 100,000 shares on November 7, 1995, and 100,000 shares on November 7, 1996. An additional 100,000 shares will vest on November 7, 1997 and another 100,000 shares on November 7, 1998 if he still holds the offices of Chairman of the Board and Chief Executive Officer on those dates.

(3)  Consists of an auto allowance.

(4) Mr. Hause's grant of 70,000 stock options by the Compensation Committee on November 9, 1994 vested as to 15,000 shares on September 29, 1995 and as to 15,000 shares on September 29, 1996. An additional 20,000 shares will vest on September 29, 1997 and another 20,000 shares on January 1, 1998 if he is still employed by the Company on those dates.




     EMPLOYMENT AGREEMENT -- WILLIAM A. CLYMOR

     The Company entered into an employment agreement with William A. Clymor, effective beginning November 8, 1994 and continuing until November 7, 1999, to act as Chairman of the Board and Chief Executive Officer. The Company or Mr. Clymor may elect to terminate the agreement effective November 7, 1998 upon 30 days written notice. The agreement provides for a base salary of $75,000 per year and ten year options to purchase up to 500,000 shares of the Company's Common Stock at an exercise price of $2.66. Of the 500,000 shares, 100,000 vested November 7, 1994, 100,000 vested on November 7, 1995 and 100,000 vested November 7, 1996. Of the remaining shares, 100,000 will vest on November 7, 1997 and 100,000 on November 7, 1998 if Mr. Clymor still holds the offices of Chairman of the Board and Chief Executive Officer on those dates.

     In the event of an involuntary termination of Mr. Clymor's employment which occurs after a change in control of the Company for any reason other than breach of the agreement, fraud, or illegal activities or misrepresentation, he will be entitled to receive 2.99 times his salary over a period of 5 years, together with interest thereon. In the case of an involuntary termination which does not occur after a change of control for any reason other than a breach of the agreement, fraud, or illegal activities or misrepresentation, he will be entitled to receive severance pay in the amount of one year's salary.

     Under the agreement, an involuntary termination is any termination except a voluntary termination, termination by mutual agreement, or termination as a result of death, disability or normal retirement. A change of control is deemed to have occurred if (i) any person becomes the owner of more than 50% of the Company's stock; (ii) as a result of certain transactions, the persons who were directors of the Company before the transactions cease to constitute a majority of the Board; (iii) a merger or consolidation; (iv) a tender offer for more than 50% of the Company's stock is consummated; or (v) the Company transfers substantially all of its assets.

     EMPLOYMENT AGREEMENT -- WARREN F. MACK

     The Company entered into an employment agreement with Warren F. Mack, effective beginning May 1, 1993 and continuing until December 31, 1996, to act as Senior Vice President and National Sales Director. The agreement provides for a minimum annual base salary for the first year of $105,000. Each year thereafter, the annual base salary may be increased depending upon the level of annual sales of the Company. The agreement requires that annual bonuses will be awarded to Mr. Mack if certain minimum levels of annual sales are achieved by the Company. In the event of an involuntary termination of Mr. Mack's employment by the Company during the term of the agreement for any reason other than breach of the agreement, fraud, or illegal activities or misrepresentation, he will be entitled to receive his base salary set forth in the agreement for the remaining term of the agreement. If involuntary termination occurs after December 31, 1996 for any reason other than breach of the agreement, fraud, or illegal activities or misrepresentation, Mr. Mack is entitled to receive severance pay in the amount of three months of his then base salary. Pursuant to the agreement, Mr. Mack purchased 50,000 shares of Common Stock of the Company for $.02 per share on May 1, 1993.

     Both Messrs. Clymor and Mack voluntarily took a pay cut in their base salaries for the period from January 1, 1996 through October 31, 1996 in order to encourage the Company's continued growth.

     CONSULTING AGREEMENT -- LAURENCE H. ANTON

     The Company has entered into an agreement with Mr. Anton pursuant to which Mr. Anton will render certain consulting services to the Company for a period of three years beginning January 24, 1997, the date of the acquisition of substantially all of the assets of Star Point Enterprises, Inc., which will be paid in 36 monthly installments of $9,028. See "Transactions with Management and Others" below. Mr. Anton also received from the Company a five-year option to purchase 200,000 shares of the Company's Common Stock at $2.08 per share.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to each of the named Executive Officers:


                                INDIVIDUAL GRANTS

               NUMBER OF
              SECURITIES     PERCENT OF TOTAL
              UNDERLYING   OPTIONS/SARS GRANTED    EXERCISE OR
               OPTIONS/       TO EMPLOYEES IN      BASE PRICE   EXPIRATION
  NAME      SARS GRANTED(#)     FISCAL YEAR          ($/SH)        DATE
   (a)            (b)               (c)                (d)          (e)

W. A. Clymor       0                N/A                N/A          N/A
J. M. Hause    62,420(1)           65.9%              $1.25      12-21-05
W. F. Mack     10,500(1)           11.1%              $1.25      12-21-05



(1) All grants were tandem grants of incentive stock options and SARs except that, to the extent required by the Plan and the Internal Revenue Code, some of the options were nonqualified stock options.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information concerning each exercise of stock options during the last fiscal year by each of the named Executive Officers and the fiscal year end value of unexercised options:


                                               NUMBER OF       VALUE OF
                                              SECURITIES      UNEXERCISED
                                              UNDERLYING     IN-THE-MONEY
                                              UNEXERCISED    OPTIONS/SARS
          SHARES ACQUIRED                   OPTIONS/SARS AT    AT FISCAL
  NAME    ON EXERCISE(#) VALUE REALIZED($) FISCAL YEAR-END(#)  YEAR-END($)

                                             EXERCISABLE/    EXERCISABLE/
                                             UNEXERCISABLE   UNEXERCISABLE

   (a)          (b)             (c)               (d)             (e)

W.A. Clymor      0              $0          200,000/300,000      $0/0
J.M. Hause       0              $0           92,420/60,000     $11,704/0
W.F. Mack        0              $0             10,500/0        $1,969/0



DIRECTORS COMPENSATION

     The Company had an arrangement whereby each Director earned $250 a day for attendance at each meeting of the Board of Directors or Committee, except where a Committee met in conjunction with a full Board meeting. On December 9, 1996, the Board of Directors agreed to change the arrangement so that, instead of all of the Directors receiving cash compensation, each of the outside Directors, currently Messrs. LaBounty, Adams, Kellogg and Anton, would receive 500 shares of the Company's Common Stock for attendance at each meeting of the Board and would also receive 200 shares for attendance at each meeting of a Committee except where the Committee meets in conjunction with a full Board meeting. The shares would be granted from the Company's Stock Bonus Plan for Officers, Directors, Employees and Consultants.

     In addition, pursuant to the Company's Stock Option and Stock Appreciation Rights Plan (the "Stock Option Plan"), the members of the Compensation Committee receive 500 fully vested nonqualified stock options on June 30 of each year for each Board or Committee meeting attended. In fiscal 1996, Mr. Cole received 2,000 and Mr. Oscarson 1,500 ten-year nonqualified stock options. All of the Directors are eligible to receive stock options under the Stock Option Plan.

     On October 31, 1996, Mr. Oscarson resigned as a Director and as a member of the Company's Audit and Compensation Committees. On the same date, the Company entered into a two year consulting agreement with Mr. Oscarson pursuant to which he received 5,000 fully vested nonqualified stock options as compensation for services to be rendered to the Company during the term of the agreement. In addition, pursuant to the agreement, his currently vested options under the Stock Option Plan would continue to be exercisable during the term of the agreement and, in accordance with the Stock Option Plan, for a period of three months thereafter.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In January 1993 the Company and two of its former executive officers entered into an Investment Agreement with Kenneth R. LaBounty, who is currently a Director of the Company. Pursuant to that Agreement, Mr. LaBounty purchased 2,500,001 shares of Convertible Preferred Stock in three installments during 1993 for $0.32 per share, for a total of $800,000. The 2,500,001 shares purchased by Mr. LaBounty represented all of the authorized and outstanding shares of Preferred Stock prior to its conversion into 1,250,001 shares of Common Stock (the "Conversion") on August 19, 1994 (the "Conversion"). The Investment Agreement provided for the Company to reimburse Mr. LaBounty for interest costs he incurred on amounts borrowed to make the capital contributions required by the Agreement to the extent that such interest costs did not exceed the Wall Street Journal prime rate plus one percent (1%). The Company reimbursed Mr. LaBounty $73,809 for these costs which were accounted for as dividends on the Preferred Stock.

     The Investment Agreement also conferred certain rights with respect to the registration of stock under the Securities Act of 1933 (the "Securities Act") upon owners of Preferred Stock, which rights continued after the Company's initial public offering (the "Offering") was declared effective August 12, 1994 and the Conversion. As the sole owner of the Preferred Stock prior to the Conversion, Mr. LaBounty may require the Company to register the shares of Common Stock he received in the Conversion unless all of his shares may be sold without registration under Rule 144 promulgated under the Securities Act. Mr. LaBounty, or his assignees, may also require the Company to register those shares on any other registration statement filed by the Company under the Securities Act, except for filings on Forms S-4 or S-8. Finally, the Company agreed to use its best efforts to qualify the Common Stock received upon the Conversion for registration on Form S-3 within 12 months following the effective date of the Company's first registered public offering. Mr. LaBounty, or his assignees, then has the right to up to three registrations on Form S-3 in any 12-month period thereafter until their shares have all been sold. The holders of shares participating in any of the foregoing registrations are required to share in their pro rata share of the underwriting discount and commissions, transfer taxes, fees and disbursements of counsel and accountants retained by the selling security holders but all other expenses are to be borne by the Company.

     On October 31, 1996, the Board of Directors (with William A. Clymor abstaining) agreed to indemnify Mr. Clymor against liability to the maximum extent permitted by law, including reasonable expenses, if any, incurred if Hat Brands, Inc. seeks to enforce its Non-Compete Agreement with Mr. Clymor as a result of the Company's purchase of the assets of Star Point Enterprises, Inc. d/b/a Pro-Line Cap Company of Fort Worth, Texas ("Star Point"). Upon receipt by the Company of a written affirmation by Mr. Clymor of his good faith belief that he had at all times conducted himself in good faith, and that his conduct was in the Company's best interest, along his written undertaking to repay any amounts advanced for his defense if it is ultimately determined that he did not meet the standard of conduct cited above, the officers of the Company were instructed by the Board to advance to Mr. Clymor his reasonable expenses, including legal fees, if any such legal action should arise.

     On January 24, 1997, the Company acquired substantially all of the assets of Star Point, a producer of high quality sized and adjustable athletic and golf headwear, pursuant to an Asset Purchase Agreement effective December 31, 1996 by and among the Company, Star Point and Mr. Anton, the President and sole shareholder of Star Point (the "Asset Purchase Agreement"). The purchase price for the acquired assets pursuant to the Asset Purchase Agreement totaled approximately $6.0 million, including approximately $4.8 million for certain assets necessary for the Company to operate the Star Point business (the "Transferred Assets"), approximately $600,000 for the purchase of the building located at 8224 White Settlement Road, Fort Worth, Texas, from Shirley G. Anton and Mr. Anton (collectively, the "Building Owner") and $325,008 payable to Mr. Anton for consulting services to be provided over three years. In connection with the acquisition, the Company also entered into lease agreements for properties located at 8314 White Settlement Road and 512 Jennings, both in Fort Worth, Texas.

     Effective January 24, 1997, the Board of Directors agreed to indemnify Laurence H. Anton against any claims which may be brought against him or against his agents, assigns or affiliates by third parties for actions taken by any of them as a shareholder, director, officer, agent or employee of the Company or of Star Point to the fullest extent permitted by law, including any of their actions in connection with the purchase by the Company of substantially all of the assets of Star Point (the "Acquisition") except that they shall not be indemnified by the Company for any claims brought by or on behalf of the Company or its officers, directors, shareholders or affiliates (including but not limited to claims by or under the Asset Purchase Agreement or the other agreements contemplated by the Acquisition) nor shall they be indemnified against any claims arising out of the business of Star Point prior to the sale of its assets to the Company other than actions in furtherance of the sale of its assets to the Company.

     Payment of the purchase price for the Transferred Assets consisted of the assumption of certain liabilities totaling approximately $3.0 million; the assumption and simultaneous conversion of certain current and long-term debt totaling $976,489 into 976,489 shares of the Company's Convertible Preferred Stock pursuant to that certain Debt Conversion and Registration Rights Agreement effective December 31, 1996 by and among the Company, Star Point, Mr. Anton and the Building Owner (the "Registration Rights Agreement"); and the issuance of 322,375 shares of the Company's Common Stock to Star Point with an agreed upon value of $670,540, or $2.08 per share (representing the average of the closing ask price of the Common Stock for the ten (10) trading days beginning five (5) trading days prior to January 9, 1997). The payment of approximately $600,000 to the Building Owner consisted of the issuance of a secured promissory note in the principal amount of $223,421 and the issuance of 343,943 shares of the Company's Convertible Preferred Stock. The Company's Convertible Preferred Stock is convertible into Common Stock of the Company at a rate of .4 shares of Common Stock for each share of Preferred Stock converted, subject to certain adjustments.

     In connection with the acquisition, Star Point loaned to the Company the sum of $1,243,000, and the Company agreed to use its best efforts to obtain additional capital financing and to repay this loan.

     The Company has entered into an agreement with Mr. Anton pursuant to which Mr. Anton will render certain consulting services to the Company for a period of three years following the acquisition, which will be paid in 36 monthly installments of $9,028. Mr. Anton also received from the Company a five-year option to purchase 200,000 shares of the Company's Common Stock at $2.08 per share (the "Option").

     The holders of the Option, Common Stock and Convertible Preferred Stock issued in connection with this transaction are entitled to certain registration rights pursuant to the Registration Rights Agreement.

     The assets acquired by the Company have been used by Star Point in the manufacture, marketing and sale of high quality sized and adjustable athletic and golf headwear. Prior to the acquisition, Star Point sold its line of traditional and contemporary headwear styles into the licensed products, college, team dealer, corporate and golf markets. The Company will continue producing headwear in the acquired facilities under the Pro-Line name for customers across the United States. In addition, the Company plans to expand Pro-Line's golf market segment to complement its own men's apparel line which currently includes knit, woven and wind shirts, shorts and sweaters all sold under the Carlyle(TM) label, and to serve its existing customer base, which includes resorts, on-course golf pro shops, major golf tournament events and corporations.

     The terms of the acquisition resulted from arms-length negotiations between the representatives of Star Point and the Company.


 * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The independent public accounting firm of KPMG Peat Marwick LLP ("KPMG") audited the financial statements for the period ended October 31, 1996. At the direction of the Board of Directors, the ratification of the appointment of KPMG for the fiscal year ending October 31, 1997 is being presented to the Shareholders for approval at the meeting. Although ratification of the appointment of KPMG for the fiscal year ending October 31, 1997 is not required by Colorado law, the Company's Articles of Incorporation, as amended, or Bylaws, the Board of Directors believes a decision of this nature should be made with consideration of the Company's Shareholders. Accordingly, Shareholders are being asked to consider ratification of the selection of KPMG for the fiscal year ending October 31, 1997. If a significant number of shares are voted against the selection or if either the services or price offered by KPMG are not satisfactory to the Board of Directors, the Board of Directors will reconsider the selection of KPMG for the fiscal year ending October 31, 1997.

     A representative of KPMG is expected to be present at the Meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he or she so desires.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1997.


* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


                     PROPOSAL TO AMEND THE STOCK OPTION AND
                         STOCK APPRECIATION RIGHTS PLAN

     The Stock Option and Stock Appreciation Rights Plan (the "Stock Option Plan") was adopted by the Board of Directors on February 24, 1995 and by the Shareholders of the Company on April 11, 1994. On February 21, 1997, the Compensation Committee (the "Committee) approved certain amendments to the Stock Option Plan to conform to recent changes in Rule 16b-3, 17 C.F.R. 240.16b-3 ("Rule 16b-3"), under the Securities Exchange of 1934, as amended (the "Exchange Act"), and to permit greater flexibility in the administration of the Stock Option Plan. In sum, the proposed amendments would (i) eliminate the requirement that members of the Committee administering the Stock Option Plan be disinterested persons as had been previously required by Rule 16b-3; (ii) while the Committee is expected to continue to administer the Stock Option Plan for the foreseeable future, permit the Board of Directors to make grants of stock options or otherwise administer the Stock Option Plan if and to the extent such administration would be consistent with applicable law; (iii) permit the Board of Directors or the Committee administering the Stock Option Plan to determine the fair market value of the Company's Common Stock for purposes of the Stock Option Plan by averaging the price over a period of up to 90 days preceding the grant of any option or stock appreciation right; (iv) permit the Board of Directors or the Committee administering the Stock Option Plan to make grants of nonqualified stock options or stock appreciation rights at not less than 50% of the fair market value; (v) permit, to the extent consistent with applicable law, discretionary grants of options and stock appreciation rights to members of the Board of Directors or the Committee administering the Stock Option Plan; (vi) require shareholder approval of amendments to the Stock Option Plan only if the amendment would (A) increase the total number of shares available for grants of options or rights or (B) require shareholder approval under applicable law; and
(vii) in accordance with recent Internal Revenue Service rulings, give the Board of Directors or the Committee administering the Stock Option Plan the discretion to permit a participant to effect a net exercise of an option without tendering shares of the Company's stock as payment for the option. In such an event, the participant would be deemed to have paid for the exercise of the option with shares of the Company's stock and would receive from the Company a number of shares equal to the difference between the shares that would have been tendered and the number of options exercised.

     The Company's Board of Directors and its Compensation Committee (presently consisting of Edward S. Adams, Jr. and Walter E. Kellogg III, both of whom are outside directors) believe that these changes are important to permit the Company to attract and retain officers, directors, key employees, advisors and consultants, to encourage stock ownership by employees and management and to give the Committee flexibility in administering the Stock Option Plan to provide incentives and promote the financial success and progress of the Company.

DESCRIPTION OF THE STOCK OPTION PLAN

ADMINISTRATION

     The Stock Option Plan is presently administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). If the proposed amendments are approved, the Stock Option Plan could in the future be administered by the Board of Directors if and to the extent such administration is consistent with applicable law. The Committee presently consists of Messrs. Adams and Kellogg. Subject to the Stock Option Plan, the Committee has the authority to determine to whom stock options and stock appreciation rights may be granted, the time or times at which options and rights are granted, the number of shares covered by each such grant, and the duration of the options and rights. In addition, the Company will withhold or require the payment by participant of any state, federal or local taxes resulting from the exercise of an option or stock appreciation right, provided that, to the extent permitted by law, the Committee may in its discretion, permit some or all of such withholding obligation to be satisfied by the delivery by the participant of, or the retention by the Company of, shares of its Common Stock. All decisions and interpretations made by the Committee are binding and conclusive on all participants in the Stock Option Plan.

     Prior to the proposed amendments, all members of the Committee were required to be "disinterested persons" as that term had been defined in Rule 16b-3 under the Exchange Act. Insofar as Rule 16b-3 has been amended to delete this requirement, the Stock Option Plan is also proposed to be amended to remove the requirement. In addition, the Stock Option Plan is being amended to permit the Board of Directors to administer the Stock Option Plan if and to the extent that such administration would be consistent with applicable law.

UNDERLYING SECURITIES

     The securities underlying stock options and stock appreciation rights under the Stock Option Plan are shares of the Company's $.001 par value Common Stock. Pursuant to the Stock Option Plan, the maximum number of shares of Common Stock that may be issued upon exercise or payment will not exceed 750,000 shares. If any options granted under the Stock Option Plan are surrendered, or for any other reason cease to be exercisable in whole or in part, the shares as to which the option ceases to be exercisable are available for options to be granted to the same or other participants under the Stock Option Plan, except to the extent that an option is deemed surrendered by the exercise of a tandem stock appreciation right and that right is paid by the Company in stock in which event the shares issued in satisfaction of the right are not available for new options or stock appreciation rights under the Stock Option Plan.

     The market value of the total shares authorized as of February 21, 1997 was $1,687,500.

ELIGIBLE EMPLOYEES AND OTHERS

     Officers, directors, and employees of the Company and advisors and consultants to the Company are eligible to receive options and stock appreciation rights except that (i) incentive stock options ("ISOs") may only be granted to employees of the Company (including officers and directors who are employees) or its subsidiaries and (ii) advisors and consultants are eligible for grants only if they provide bona fide services not rendered in connection with the offer or sale of securities or in a capital-raising transaction. The Committee's discretion in granting options or stock appreciation rights to its members is limited. See "Formula Grants to Committee Members" below. No participant may be granted more than 250,000 options under the Stock Option Plan.

     As of February 21, 1997, the Company has approximately 208 employees and other persons eligible to receive grants under the Stock Option Plan.

FORMULA GRANTS TO COMMITTEE MEMBERS

     On June 30 of each year each member of the Committee receives an automatic grant of ten year, fully vested, nonqualified stock options for 500 shares for every meeting of the Board of Directors or a committee thereof attended in person by the member in the twelve months preceding June 30, exercisable at the fair market value of the stock determined in accordance with the Stock Option Plan (see "Option Price and Duration" below) based on a valuation period of 30 days. Upon the approval of the proposed amendments, the Committee would have discretion in granting options or stock appreciation rights to members of the Committee only to the extent permitted by applicable law.

     Prior to the proposed amendments, the fair market value on the date of grant was determined by reference to a single quoted price on June 30 of each year and the Committee had no discretion in granting options or stock appreciation rights to members of the Committee.

PLAN BENEFITS

     Set forth below in tabular form are the benefits or amounts received or to be received by or allocated to each of the named persons or groups under the Stock Option Plan during fiscal 1997. The Committee or the Board of Directors determines the number of stock options and stock appreciation rights which may be granted to officers, directors, and employees of, and advisors and consultants to, the Company (the "eligible persons") under the Stock Option Plan. The number of stock options and stock appreciation rights to be granted is entirely in the discretion of the Committee or the Board of Directors, except for the two outside Directors who are eligible to receive stock options through the provisions for automatic grants to Committee members for meetings attended described above. See "Formula Grants to Committee Members." Other than the grants already made in fiscal 1997 to certain executive officers of the Company, the benefits or amounts to be received by or allocated to the eligible persons in fiscal 1997 and future years are not determinable.


                                               STOCK OPTION PLAN

NAME AND POSITION                   DOLLAR VALUE ($)(1)  NUMBER OF SHARES

William A. Clymor, Chairman of the          -0-               250,000
 Board and Chief Executive Officer(2)

Jerome M. Hause, President and              -0-               152,420
 Chief Operating Officer(3)

Warren F. Mack, Senior Vice                 -0-               20,500
President(4)

Executive Officer Group (5 persons)(5)      -0-               456,520

Non-Executive Officer Director
 Group (5 persons)(6)                       -0-                3,000

Nominee for Director Group (7 persons)(7)   -0-               405,420

Associate of Director, Executive
 Officer or Nominee Group (0 persons)       -0-                 -0-

5% or More Recipient Group (0 persons)      -0-                 -0-

Non-Executive Officer Employee
 Group (205 persons)                        -0-                8,200
----------------------

(1) All options have been granted at not less than the fair market value on the date of grant. The dollar value to the grantee is solely dependent on the increase in the stock price subsequent to the date of grant.

(2) Mr. Clymor was granted 250,000 options in fiscal 1994 which are subject to a vesting schedule.

(3) Mr. Hause was granted 70,000 options in fiscal 1994, 62,420 options in fiscal 1996 and 20,000 options in fiscal 1997, 90,000 of which are subject to a vesting schedule.

(4) Mr. Mack was granted 10,500 options in fiscal 1995 and 10,000 options in fiscal 1997, 10,000 of which are subject to a vesting schedule.

(5) In addition to Messrs. Clymor, Hause and Mack, two other executive officers were granted 13,600 options in fiscal 1996 and 20,000 in fiscal 1997, 20,000 of which are subject to a vesting schedule.

(6) Mr. Cole was granted 2,000 options in fiscal 1995 and 1,000 options in fiscal 1997.

(7)  Includes Messrs. Clymor, Hause and Cole.



OPTION PRICE AND DURATION

     Upon the approval of the proposed amendments, for nonqualified stock options, the option price may be less than the fair market value of the stock on the date of grant, but in no event will the option price be less than 50% of the fair market value of the stock on the date of the grant. For ISOs, the option price is equal to 100% of the fair market value of the stock on the date the option is granted; provided, however, in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Company, the option price is 110% of the fair market value of the Common Stock on the date of grant.

     Pursuant to the proposed amendments, "fair market value" means (a) if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the mean of the highest and lowest quoted selling prices on the valuation date, or (b) if there were no such sales on the valuation date, then in accordance with Treas. Reg. Sec. 20.2031-2 or successor regulations. Unless otherwise specified by the Committee at the time of grant or in the Plan (as in the case of automatic grants to Committee members), the valuation date for purposes of determining fair market value is the date of grant. The Committee may, however, specify in any grant of an Option or Stock Appreciation Right that, instead of the date of the grant, the valuation date shall be a valuation period of up to ninety (90) days prior to the date of grant, and fair market value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period.

     Prior to the proposed amendments, the exercise price per share of all options granted under the Stock Option Plan was always the fair market value of the Common Stock on a single date, the grant date.

     Unless otherwise prescribed by the Committee or the Stock Option Plan, options expire ten (10) years from the date of grant, or in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Company, five (5) years from the date of grant.

EXERCISE OF OPTIONS AND PAYMENT FOR STOCK

     Options are exercisable in accordance with the terms and conditions of the grant to the participant. The exercise price of options may be paid in cash or in shares of the Company's Common Stock (valued at the fair market value of the shares on the date of exercise) or by a combination thereof. If the proposed amendments are approved, the Committee or the Board of Directors may elect to permit a participant to effect a net exercise of an option without tendering shares of the Company's stock as payment for the option. In such an event, the participant would be deemed to have paid for the exercise of the option with shares of the Company's stock and would receive from the Company a number of shares equal to the difference between the shares that would have been tendered and the number of options exercised.

     Prior to the proposed amendments, a participant who desired to use shares of the Company's stock in payment of the exercise price for the option being exercised was required to tender a stock certificate for the appropriate number of shares of the Company's stock sufficient to pay the exercise price.

STOCK APPRECIATION RIGHTS

     Stock appreciation rights may be granted by the Committee only in connection with an option granted under the Stock Option Plan and any rights so granted will be alternative to the related option. A stock appreciation right entitles its holder to receive the excess of the fair market value (at the date of exercise) of a share of Common Stock over the option price provided for in the related option.

EXERCISE OF STOCK APPRECIATION RIGHTS

     A stock appreciation right is exercisable at the same time or times that the related option is exercisable. Exercise of a stock appreciation right is effected by written notice to the Company. The Company may pay the stock appreciation right in cash or shares of Common Stock in its sole discretion. The exercise of a stock appreciation right automatically results in the cancellation of the related option on a share-for-share basis.

NONTRANSFERABILITY

     During a participant's lifetime, an option may be exercisable only by the participant and options granted under the Stock Option Plan may not be transferred except by will or the applicable laws of descent and distribution.

AMENDMENT, SUSPENSION AND TERMINATION

     The Committee may at any time amend, suspend or terminate the Stock Option Plan, except that any such amendment cannot impair any rights or obligations under any option or stock appreciation right previously granted under the Stock Option Plan. Shareholder approval is required for any amendment which (i) increases the number of shares reserved to the Stock Option Plan or (ii) is required to be approved by shareholders under applicable law.

     Prior to the proposed amendments, shareholder approval was also required for any amendment which materially modified the benefits to participants or the eligibility requirements for grants under the Stock Option Plan. In addition, the Stock Option Plan previously included a limit on the number of amendments to the Committee's formula grants which had been required under Rule 16b-3.

FEDERAL INCOME TAX CONSEQUENCES

     (1) INCENTIVE STOCK OPTIONS. The following general rules are applicable for Federal income tax purposes under existing law to employees of the Company who receive and exercise ISOs granted under the Stock Option Plan:

          1. Generally, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon exercise of the ISO.

          2. No tax deduction is allowed to the Company upon either grant or exercise of an ISO under the Stock Option Plan.

          3. If shares acquired upon exercise of an ISO are not disposed of prior to the later of (i) two years following the date the option was granted or
(ii) one year following the date the shares are transferred to the optionee pursuant to the exercise of the Option, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term gain or loss to the optionee.

          4. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "disqualifying disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the option over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

          5. In any year that an optionee recognizes compensation income on a disqualifying disposition of shares acquired by exercising an ISO, the Company will generally be entitled to a corresponding deduction for income tax purposes.

          6. Any excess of the amount realized by the optionee as the result of a disqualifying disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of such shares.

          7. The bargain element at the time of exercise of an ISO, i.e., the amount by which the fair market value of the Common Stock acquired upon exercise of the ISO exceeds the exercise price, may be taxable to the optionee under the "alternative minimum tax" provisions of the Internal Revenue Code (the "Code").

     (2) NONQUALIFIED OPTIONS. Nonqualified Options are taxed in accordance with Section 83 of the Code and the Regulations issued thereunder. The following general rules are applicable to United States holders of such options and to the Company for Federal income tax purposes under existing law:

          1. The optionee does not realize any taxable income upon the grant of a Nonqualified Option, and the Company is not allowed a business expense deduction by reason of such grant.

          2. The optionee will recognize ordinary compensation income at the time of exercise of a Nonqualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company will require employees to make appropriate arrangements for the withholding of taxes on this amount.

          3. When the optionee sells the shares, he or she will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (i.e., the exercise price plus the amount taxed to the optionee as compensation income). If the optionee holds the shares for longer than one year, this gain or loss will be a long-term capital gain or loss.

          4. In general, the Company will be entitled to a tax deduction in the year in which compensation income is recognized by the optionee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid Proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

     Under Colorado law, unless otherwise provided in the Company's Articles of Incorporation, for the election of directors, of the shares represented in person or by proxy at the meeting and entitled to vote, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the board of directors. For the ratification of auditors, of the shares represented in person or by proxy at the meeting and entitled to vote, the votes cast favoring the ratification must exceed the votes opposing it. The Company's Articles of Incorporation do not require a greater or lesser vote. Abstentions and broker non-votes will be counted for purposes of establishing a quorum only. Only those votes cast for election of directors and ratification will be counted as votes in favor or affirmative votes.

                                  ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended October 31, 1996 accompanies this Proxy Statement. The audited financial statements of the Company are included in such Annual Report. Copies of the Form 10-KSB for the fiscal year ended October 31, 1996 and the exhibits thereto are available from the Company upon written request of a shareholder to Jerome M. Hause, President, 10550 East 54th Avenue, Unit E, Denver, Colorado 80239 and payment of the Company's out-of-pocket expenses.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                 FOR THE ANNUAL MEETING TO BE HELD IN APRIL 1998

     Any proposal from a Shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in April 1998, must be received at the offices of the Company, 10550 East 54th Avenue, Unit E, Denver, Colorado 80239 no later than October 31, 1997, in order to be included in the Company's proxy statement and proxy relating to that meeting.

Denver, Colorado                                                 JEROME M. HAUSE
February 28, 1997                                                      PRESIDENT

                                    APPENDIX

                               CARLYLE GOLF, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints William A. Clymor and Jerome M. Hause, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Carlyle Golf, Inc. held of record by the undersigned on February 3, 1997, at the Annual Meeting of Shareholders to be held on April 4, 1997 or any adjournment thereof.

      1.  ELECTION OF SEVEN DIRECTORS.


[   ]     FOR all nominees listed below (except as marked to the contrary)

[   ]     WITHHOLD AUTHORITY to vote for all the nominees listed below

          William A. Clymor          Edward S. Adams, Jr.
          W. Clayton Cole            Walter E. Kellogg III
          Kenneth R. LaBounty        Laurence H. Anton
          Jerome M. Hause

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, CROSS OUT THAT NOMINEE'S NAME ABOVE.)

      2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING OCTOBER 31, 1997.

      [   ]  FOR         [   ]  AGAINST      [   ]  ABSTAIN

      3. PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN TO CONFORM WITH RECENT AMENDMENTS TO SEC RULE 16b-3, AND TO PERMIT GREATER FLEXIBILITY IN THE ADMINISTRATION OF THE PLAN.

      [   ]  FOR         [   ]  AGAINST      [   ]  ABSTAIN

      4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated:  ------------------, 1997


                           --------------------------------------------
                                     Signature

                           --------------------------------------------
                                     Signature if held jointly

                           Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.


     PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.

                                    APPENDIX



                               CARLYLE GOLF, INC.
                                STOCK OPTION AND
                         STOCK APPRECIATION RIGHTS PLAN

                          AS AMENDED FEBRUARY 21, 1997

     1. PURPOSE. Carlyle Golf, Inc. (the "Company") hereby establishes the Stock Option and Stock Appreciation Rights Plan (the "Plan"). The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means by which the Company shall be able to attract and retain competent officers, directors, key employees, advisors and consultants by providing them with an opportunity to participate in the increased value of the Company which their effort, initiative, and skill have helped produce.

     2.   GENERAL PROVISIONS.

          (a) The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall be comprised of two or more independent outside directors designated by the Board of Directors. Notwithstanding the foregoing, if it would be consistent with all applicable laws, including, without limitation, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") and the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (including, without limitation, the regulations relating to Section 162(m) of the Code), then the Plan may be administered by the Board of Directors, and if so administered all subsequent references to the Committee shall be read as referring to the Board of Directors. The Committee shall have full power to construe and interpret the Plan and to establish and amend rules and regulations for its administration. Any action of the Committee with respect to the Plan shall be taken by majority vote or by the unanimous written consent of the Committee members.

          (b) The Committee shall determine, in its sole discretion, which participants under the Plan shall be granted stock options or stock appreciation rights, the time or times at which options and rights are granted, as well as the number of shares and the duration of the options or rights which are granted to participants, provided, however, that no participant may be granted more than 250,000 options under the Plan.

          (c) The Committee shall also determine any other terms and conditions relating to options and rights granted under the Plan as the Committee may prescribe, in its sole discretion.

          (d) The Committee may, in its discretion, delegate its administrative duties with respect to the Plan to an officer or employees, or to a committee composed of officers or employees, of the Company.

          (e) The Committee shall make all other determinations and take all other actions which it deems necessary or advisable for the administration of the Plan.

          (f) All decisions, determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

          (g) Notwithstanding anything to the contrary herein, the Committee shall have no authority to determine the amount, price or timing of grants hereunder to members of the Committee, unless, and only to the extent that, its exercise of such authority is consistent with all applicable laws, including without limitation Rule 16b-3.

     3. ELIGIBILITY. Officers, directors and employees of the Company and advisors and consultants to the Company shall be eligible to participate in the Plan and to receive options and rights hereunder, provided, however, that: (1) Incentive Stock Options may only be granted to employees (including officers and directors who are employees) of the Company or its subsidiaries; and (2) advisors and consultants shall be eligible for grants only if they provide bona fide services that are not rendered in connection with the offer or sale of securities or in a capital-raising transaction.

     4. NUMBER OF SHARES SUBJECT TO PLAN. The aggregate number of shares of the Company's $.001 par value Common Stock which may be granted to participants shall be 750,000 shares (1,500,000 shares prior to the April 11, 1994 2 for 1 reverse stock split), subject to adjustment only as provided in Sections 5(h) and 7 hereof. These shares may consist of shares of the Company's authorized but unissued Common Stock or shares of the Company's authorized and issued Common Stock reacquired by the Company and held in its treasury or any combination thereof. For purposes of calculating the maximum number of shares of Common Stock which may be issued under the Plan, (a) all shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon exercise of an option; (b) only the shares issued (including the shares, if any, withheld for tax withholding requirements) as a result of an exercise of appreciation rights shall be counted; and (c) only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an option. If an option granted under this Plan is surrendered, or for any other reason ceases to be exercisable in whole or in part, the shares as to which the option ceases to be exercisable shall be available for options to be granted to the same or other participants under the Plan, except to the extent that an option is deemed surrendered by the exercise of a tandem stock appreciation right and that right is paid by the Company in stock, in which event the shares issued in satisfaction of the right shall not be available for new options or rights under the Plan.

     5.   STOCK OPTION.

          (a) TYPE OF OPTIONS. Options may be either Nonqualified Stock Options or Incentive Stock Options as determined by the Committee in its sole discretion and as reflected in the Notice of Grant issued by the Committee. "Incentive Stock Option" means an option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. "Nonqualified Stock Option" means an option not intended to qualify as an Incentive Stock Option or an Incentive Stock Option which is converted to a Nonqualified Stock Option under Section 5(f) hereof.

          (b) OPTION PRICE. The price at which options may be granted under the Plan shall be determined as follows:

               (i) For Incentive Stock Options the option price shall be equal to 100% of the Fair Market Value of the stock on the date the option is granted; provided, however, that Incentive Stock Options granted to any person who, at the time such option is granted owns (as defined in Section 422 of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiary corporation, the Option Price shall be 110% of the Fair Market Value.

               (ii) For Nonqualified Stock Options the option price may be less than the Fair Market Value of the stock on the date of grant, but in no event shall the option price be less than fifty percent (50%) of the Fair Market Value of the stock on the date of grant.

               (iii) For purposes of this Plan, and except as otherwise set forth herein, "Fair Market Value" shall mean: (a) if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the mean of the highest and lowest quoted selling prices on the valuation date, or (b) if there were no such sales on the valuation date, then in accordance with Treas. Reg. Sec. 20.2031-2 or successor regulations. Unless otherwise specified by the Committee at the time of grant, or in the Plan (as in the case of automatic grants to Committee members), the valuation date for purposes of determining Fair Market Value shall be the date of grant. The Committee may, however, specify in any grant of an Option or Stock Appreciation Right that, instead of the date of the grant, the valuation date shall be a valuation period of up to ninety (90) days prior to the date of grant, and Fair Market Value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period, provided, however, that if the Committee fails to specify a valuation period and there were no sales on the date of grant then "Fair Market Value" shall be determined as if the Committee had specified a thirty (30) day valuation period for such determination, unless there is no established market for the Company's Common Stock in which case the determination of "Fair Market Value" shall be in accordance with clause (b) above.

          (c) EXERCISE OF OPTION. The right to purchase shares covered by any option or options under this Plan shall be exercisable only in accordance with the terms and conditions of the grant to the participant. Such terms and conditions may include a time period or schedule whereby some of the options granted may become exercisable, or "vested", over time and certain conditions, such as continuous service or specified performance criteria or goals, must be satisfied for such vesting. The determination as to whether to impose any such vesting schedule or requirements, and the terms of such schedule or requirements, shall be within the sole discretion of the Committee. These terms and conditions may be different for different participants so long as all options satisfy the requirements of the Plan.

               Options shall be paid for in cash or in shares of the Company's Common Stock, which shares shall be valued at the Fair Market Value of the shares on the date of exercise, or any combination thereof. The Committee may, in its discretion and subject to ratification by the entire Board of Directors, loan one or more participants all or a portion of the exercise price for up to three (3) years with interest payable at the prime rate quoted in the Wall Street Journal on the date of exercise. Members of the Committee may receive such loans for the exercise of their options without Committee approval or Board ratification.

               The Committee may also permit a participant to effect a net exercise of an option without tendering any shares of the Company's stock as payment for the option. In such an event, the participant will be deemed to have paid for the exercise of the option with shares of the Company's stock and shall receive from the Company a number of shares equal to the difference between the shares that would have been tendered and the number of options exercised.

               The Committee may also cause the Company to enter into arrangements with one or more licensed stock brokerage firms whereby participants may exercise options without payment therefor but with irrevocable orders to such brokerage firm to immediately sell the number of shares necessary to pay the exercise price for the option and the withholding taxes, if any, and then to transmit the proceeds from such sales directly to the Company in satisfaction of such obligations.

          (d) DURATION OF OPTIONS. Unless otherwise prescribed by the Committee or this Plan, or required by law, options granted hereunder shall expire ten (10) years from the date of grant, subject to early termination as provided in Section 5(f) hereof.

          (e) INCENTIVE STOCK OPTIONS LIMITATIONS. In no event shall an Incentive Stock Option be granted to any person who, at the time such option is granted, owns (as defined in Section 422 of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or of its parent or subsidiary corporation, unless the option price is at least 110% of the Fair Market Value of the stock subject to the Option, and such Option is by its terms not exercisable after the expiration of five (5) years from the date such Option is granted. Moreover, the aggregate Fair Market Value (determined as of the time that option is granted) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any individual employee during any single calendar year under the Plan shall not exceed $100,000. Under the Code, in order to receive the full tax benefits of an Incentive Stock Option, the employee must not resell or otherwise dispose of the stock acquired upon exercise of the Incentive Stock Option until two (2) years after the date the option was granted and one (1) year after it was exercised.

          (f) EARLY TERMINATION OF OPTIONS. In the event a participant's employment with or service to the Company shall terminate as the result of total disability or the result of retirement at 65 years of age or later, then any options granted to such participant shall terminate and may no longer be exercised three (3) months after the time such participant is no longer an employee, officer or director of, or advisor or consultant to, the Company. If the participant dies while employed or engaged by the Company, to the extent that the option was exercisable at the time of the participant's death, such option may, within one year after the participant's death, be exercised by the person or persons to whom the participant's rights under the option shall pass by will or by the applicable laws of descent and distribution; provided, however, that an option may not be exercised to any extent after the expiration of the option as originally granted. In the event a participant's employment or engagement by the Company shall terminate as the result of any circumstances other than those referred to above, whether terminated by the participant or the Company, with or without cause, then all options granted to such participant under this Plan shall terminate and no longer be exercisable as of the date of such termination, provided, however, that if an employee with an Incentive Stock Option terminates employment prior to its exercise, but after such termination becomes or remains a non-employee officer, director, advisor or consultant eligible for Nonqualified Stock Options hereunder, then the Incentive Stock Option shall be converted to a Nonqualified Stock Option on the date the Incentive Stock Option would otherwise have terminated.

               An employee who is absent from work with the Company because of total disability, as defined below, shall not by virtue of such absence alone be deemed to have terminated such participant's employment with the Company. All rights which such participant would have had to exercise options granted hereunder will be suspended during the period of such absence and may be exercised cumulatively by such participant upon his return to the Company so long as such rights are exercised prior to the expiration of the option as originally granted. For purposes of this Plan, "total disability" shall mean disability, as a result of sickness or injury, to the extent that the participant is prevented from engaging in any substantial gainful activity and is eligible for and receives a disability benefit under Title II of the Federal Social Security Act.

          (g)  AUTOMATIC GRANTS TO COMMITTEE MEMBERS.  Except as provided in
Section 2(g) hereof, no action may be taken by the Committee to grant any options to members of the Committee. Notwithstanding the foregoing and irrespective of any action by the Committee, each member of the Committee on June 30 of each year shall receive a grant of a ten year, fully vested, nonqualified options to purchase shares of the Company's Common Stock at an exercise price equal to the Fair Market Value in accordance with Section 5(b) with a valuation period of thirty (30) days in an amount equal to 500 shares for every meeting of the Board of Directors or a committee thereof attended in person by the member in the twelve months preceding June 30. Each option granted in accordance with this Section 5(g) shall include authorization for a reload option in accordance with Section 6 of the Plan.

          (h) RELOAD BY PAYMENT IN SHARES. To the extent that a participant pays for the exercise of an option with shares of the Company's stock rather than cash, the tendered shares shall be deemed to be added back to the Plan, increasing the total number of shares subject to and reserved for the Plan by that amount.

     6. RELOAD OPTIONS. Concurrently with the award of options to any participant under the Plan, the Committee may authorize reload options to purchase for cash or shares a number of shares of Common Stock. The number of reload options shall equal the number of shares of Common Stock used to exercise the underlying option. The grant of a reload option shall be effective upon the exercise of the underlying option, through the use of shares of Common Stock held by the optionee for at least 12 months. Notwithstanding the fact that the underlying option is an Incentive Stock Option, a reload option is not intended to qualify as an incentive stock option (within the meaning of Section 422 of the Code).

          (a) RELOAD OPTION AMENDMENT. Each notice evidencing the grant of an option shall state whether the Committee has authorized reload options with respect to the underlying option. Upon the exercise of an underlying option through the use of shares of Common Stock, the reload option will be evidenced by an amendment to the notice of grant of the underlying option. Reload options shall be subject to the terms and conditions specified in the notice of grant of the underlying option and shall be subject to the terms and conditions of the Plan.

          (b) RELOAD OPTION PRICE. The option price per share of Common Stock deliverable upon exercise of a reload option shall be the fair market value of a share of Common Stock on the date of exercise of the underlying option.

          (c) TERM AND EXERCISE. Each reload option is fully exercisable from the date of exercise of the underlying option and shall remain exercisable for the remaining option term of the underlying option. Reload options may be exercised in the same manner as the underlying options in accordance with
Section 5(c) hereof.

          (d) TERMINATION OF RELATIONSHIP. No additional reload options shall be granted to participants in the Plan when an option or reload option is exercised pursuant to the terms of the Plan following termination of the participant's employment or the cessation of the participant's service to the Company as a director, adviser or consultant.

     7.   STOCK APPRECIATION RIGHTS.

          (a) GRANT. Stock appreciation rights may be granted by the Committee under this Plan upon such terms and conditions as it may prescribe. A stock appreciation right may be granted only in conjunction with an option previously granted to or to be granted under this Plan. Each stock appreciation right shall become nonexercisable and be forfeited if the related option is exercised.

Stock appreciation rights granted in conjunction with Incentive Stock Options may only be granted in accordance with the Code and the IRS regulations relating thereto. "Stock appreciation right" as used in this Plan means a right to receive the excess of Fair Market Value, on the date of exercise, of a share of the Company's Common Stock on which an appreciation right is exercised over the option price provided for in the related option and is issued in consideration of services performed for the Company or for its benefit by the participant. Such excess is hereafter called "the differential."

          (b) EXERCISE OF STOCK APPRECIATION RIGHTS. Stock appreciation rights shall be exercisable and be payable in the following manner:

               (i) A stock appreciation right shall be exercisable by the participant at the same time or times that the option to which it relates could be exercised. A participant wishing to exercise a stock appreciation right shall give written notice of such exercise to the Company. Upon receipt of such notice, the Company shall determine, in its sole discretion, whether the participant's stock appreciation rights shall be paid in cash or in shares of the Company's Common Stock or any combination of cash and shares and thereupon shall, without deducting any transfer or issue tax, deliver to the person exercising such right an amount of cash or shares of the Company's Common Stock or a combination thereof with a value equal to the differential. The date the Company receives the written notice of exercise hereunder is the exercise date. The shares issued upon the exercise of a stock appreciation right may consist of shares of the Company's authorized but unissued Common Stock or of its authorized and issued Common Stock reacquired by the Company and held in its treasury or any combination thereof. No fractional share of Common Stock shall be issued; rather, the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be eliminated.

               (ii) The exercise of a stock appreciation right shall automatically result in the surrender of the related stock option by the participant on a share for share basis. Likewise, the exercise of a stock option shall automatically result in the surrender of the related stock appreciation right. Shares covered by surrendered options shall be available for granting further options under this Plan except to the extent and in the amount that such rights are paid by the Company with shares of stock, as more fully discussed in Section 4 hereof.

               (iii) The Committee may impose any other terms and conditions it prescribes upon the exercise of a stock appreciation right, which conditions may include a condition that the stock appreciation right may only be exercised in accordance with relevant provisions of the Code and regulations relating thereto or with rules and regulations adopted by the Committee from time to time.

          (c) LIMITATION ON PAYMENTS. Notwithstanding any other provision of this Plan, the Committee may from time to time determine, including at the time of exercise, the maximum amount of cash or stock which may be given upon exercise of any stock appreciation right in any year, provided, however, that all such amounts shall be paid in full no later than the end of the year immediately following the year in which the participant exercised such stock appreciation rights. Any determination under this paragraph may be changed by the Committee from time to time provided that no such change shall require the participant to return to the Company any amount theretofore received or to extend the period within which the Company is required to make full payment of the amount due as the result of the exercise of the participant's stock appreciation rights.

          (d)  EXPIRATION OR TERMINATION OF STOCK APPRECIATION RIGHTS.

               (i) Each stock appreciation right and all rights and obligations thereunder shall expire on the date on which the related option expires or terminates.

               (ii) A stock appreciation right shall terminate and may no longer be exercised upon the expiration or termination of the related option.

     8. CAPITAL ADJUSTMENTS. The aggregate number of shares of the Company's Common Stock subject to this Plan, the maximum number of shares as to which options may be granted to any one participant hereunder, and the number of shares and the price per share subject to outstanding options, shall be appropriately adjusted by the Committee for any increase or decrease in the number of shares of Common Stock which the Company has issued resulting from any stock split, reverse stock split, stock dividend, combination of shares or any other change, or any exchange for other securities or any reclassification, merger, reorganization, consolidation, redesignation, recapitalization, or otherwise. Similar adjustments shall be made to the terms of stock appreciation rights.

     9. NONTRANSFERABILITY. An option or right granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the participant to whom the option or right was granted, may be exercised only by such participant.

     10. AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN. The Board of Directors or the Committee may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable in order that options and rights granted hereunder shall conform to any change in the law, or in any other respect which the Board of Directors or the Committee may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without the participant's consent, alter or impair any of the rights or obligations under any option or stock appreciation rights theretofore granted to him under the plan; and provided further that no such amendment shall, without shareholder approval:
(a) increase the total number of shares available for grants of options or rights under the Plan (except as provided by Section 8 hereof); or (b) effect any change to the Plan which is required to be approved by shareholders by law, including without limitation, the regulations promulgated under Section 422 and 162(m) of the Code. In addition, the provisions of Section 5(g) relating to the amount, price and timing of grants to members of the Committee shall not be amended more than once every six (6) months other than to comport with applicable changes to the Code, the Employee Retirement Income Security Act or rules thereunder.

     11. EFFECTIVE DATE. The effective date of the Plan shall be April 11, 1994 and no stock option may be granted hereunder before that date. If the Plan is not approved by the affirmative vote of a majority of the Company's shareholders on or before April 10, 1995, then all options granted hereunder shall be Nonqualified Stock Options.

     12. TERMINATION DATE. Unless this Plan shall have been previously terminated by the Committee, this Plan shall terminate on April 10, 2004, except as to options and rights theretofore granted and outstanding under the Plan at that date, and no stock option or stock appreciation rights shall be granted after that date.

     13. RESALE OF SHARES PURCHASED. All shares of stock purchased under this Plan may be freely resold, subject to applicable state and federal securities laws restricting their transfer. As a condition to exercise of an option, the Company may impose various conditions, including a requirement that the person exercising such option represent and warrant that, at the time of such exercise, the shares of Common Stock being purchased are being purchased for investment and not with a view to resale or distribution thereof. Under the Code, the resale of shares purchased upon the exercise of Incentive Stock Options may cause the employee to lose certain tax benefits if the employee fails to comply with the holding period requirements described in Section 5(e) hereof.

     14. ACCELERATION OF OPTIONS. If the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger or other reorganization, liquidation, or otherwise, any option granted pursuant to the Plan shall become immediately exercisable with respect to the full number of shares subject to that option during the period commencing as of the date of the agreement to dispose of all or substantially all of the assets or stock of the Company and ending when the disposition of assets or stock contemplated by that agreement is consummated or the option is otherwise terminated in accordance with its provisions or the provisions of the Plan, whichever occurs first; provided that no option shall be immediately exercisable under this Section on account of any agreement of merger or other reorganization where the shareholders of the Company immediately before the consummation of the transaction will own 50% or more of the total combined voting power of all classes of stock entitled to vote of the surviving entity (whether the Company or some other entity) immediately after the consummation of the transaction. In the event the transaction contemplated by the agreement referred to in this section is not consummated, but rather is terminated, canceled or expires, the options granted pursuant to the Plan shall thereafter be treated as if that agreement had never been entered into.

     15. WRITTEN NOTICE REQUIRED; TAX WITHHOLDING. Any option or right granted pursuant to the Plan shall be exercised when written notice of that exercise by the participant has been received by the Company at its principal office and, with respect to options, when such notice is received and full payment for the shares with respect to which the option is exercised has been received by the Company. Participant agrees that, to the extent required by law, the Company shall withhold or require the payment by participant of any state, federal or local taxes resulting from the exercise of an option or right, provided, however, that to the extent permitted by law, the Committee may in its discretion, permit some or all of such withholding obligation to be satisfied by the delivery by the participant of, or the retention by the Company of, shares of its Common Stock.

     16. COMPLIANCE WITH SECURITIES LAWS. Shares shall not be issued with respect to any option or right granted under the Plan unless the exercise of that option and the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including without limitation the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Further, each participant must consent to the imposition of a legend on the certificate representing the shares of Common Stock issued upon the exercise of the option or right restricting their transferability as may be required by law, the option, or the Plan.

     17. WAIVER OF VESTING RESTRICTIONS BY COMMITTEE. Notwithstanding any provision of the Plan, in the event a participant dies, becomes disabled, retires as an employee, officer or director of, or as an advisor or consultant to, the Company, the Committee shall have the discretion to waive any vesting restrictions on the retiree's options, or the early termination of any Nonqualified Stock Options held by the retiree.

     18. REPORTS TO PARTICIPANTS. The Company shall furnish to each participant a copy of the annual report sent to the Company's shareholders. Upon written request, the Company shall furnish to each participant a copy of its most recent annual report and each quarterly report to shareholders issued since the end of the Company's most recent fiscal year.

     19. NO EMPLOYEE CONTRACT. The grant of an option or right under the Plan shall not confer upon any participant any right with respect to continuation of employment by, or the rendition of advisory or consulting services to, the Company, nor shall it interfere in any way with the Company's right to terminate the participant's employment or services at any time.

     20. STOCK OPTIONS HELD BY BULLOCK AND KNEEN. The Company previously granted Messrs. Bullock and Kneen certain stock options dated September 29, 1992 as modified and amended pursuant to action by the Company's Board of Directors on February 8, 1993. To the extent not inconsistent with the terms thereof, these previously granted stock options shall be subject to the terms and conditions of nonqualified options granted pursuant to the Plan.

Adopted by the Board of Directors of the Company on February 25, 1994 and adopted by the shareholders of the Company on April 11, 1994.

Amended by the Compensation Committee of the Board of Directors of the Company on February 21, 1997 with amendments to be approved by the shareholders of the Company on April 4, 1997.

                                        CARLYLE GOLF, INC.